Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE

of the

BOARD OF DIRECTORS

of

MODERN MEDIA ACQUISITION CORP.

(Effective             , 2017)

Purposes

The primary purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Modern Media Acquisition Corp. (the “Company”) are to assist Board oversight of (1) the integrity of the Company’s financial statements, including oversight of the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent registered public accountants or auditors (the “Auditors”), and (4) the performance of the Company’s Auditors and internal audit function (including, as applicable, any outside firm engaged to perform the internal audit function).

The Committee shall also prepare and approve the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement. The Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. It is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the Auditors.

Composition

The Committee shall consist of no fewer than three members, each of whom shall meet the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the NASDAQ Stock Market (“NASDAQ”) and any other requirements imposed by the Company’s bylaws and applicable laws, rules and regulations. The Board will select the members and the chair of the Committee. If the Board fails to appoint a chair, the members of the Committee may designate a chair by a majority vote of the full Committee. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Each member of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, upon appointment to the Committee and throughout service on the Committee, pursuant to the rules of the NASDAQ. At least one member of the Committee shall be an “audit committee financial expert” as defined in applicable SEC rules.

The Company does not limit the number of public company audit committees on which a Committee member serves, provided that if a member does serve on more than three public company audit committees (including the Committee), the Board shall determine whether this simultaneous service would impair the ability of the member to serve on the Committee.

Duties and Responsibilities

The Committee will:

•	Engagement of Auditors: be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the Auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the Auditors shall report directly to the Committee.

•	Terms of Audit and Non-Audit Engagements: have sole authority to, and must, pre-approve all audit, review and attest services and permissible non-audit services from the Auditors and related fees and other terms of engagement of the Auditors, including specific pre-approval of internal control-related services as set forth in Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, and the Committee shall receive certain disclosure and documentation, and engage in discussion of non-prohibited tax services by the Auditors based on Public Company Accounting Oversight Board (“PCAOB”) Rule 3524 or any successor rules or regulations. The Committee may confer with Company management on these matters but may not delegate this responsibility to management. All approvals of non-audit services on behalf of the Committee shall be promptly reported to an appropriate officer of the Company having primary responsibility for the SEC reports filed by the Company so that these approvals may be timely disclosed as required by SEC rules.

•	Delegated Pre-approval Authority: to the extent permitted by applicable SEC rules and if and when deemed necessary or appropriate by the Committee, delegate to one or more of its members, or establish reasonably detailed pre-approval policies and procedures pursuant to which management shall have, the authority to engage permissible services from the Auditors, provided that all such decisions to engage any permissible service shall be reported to the full Committee at its next scheduled meeting.

•	Prohibited Non-Audit Services: not engage the Auditors for non-audit services prohibited by law or regulation or that would impair the independence of the Auditors as described in Section 210.2-01(c)(4) of SEC Regulation S-X or any successor rules or regulations.

•	Auditor Partner Rotation and Conflicts: not engage an accounting firm to perform audit, review or attest services unless (1) such accounting firm has confirmed to the Committee that it is independent within the meaning of SEC Regulation S-X and other applicable SEC rules; and (2) the audit partners on such engagement are in compliance with the audit partner rotation requirements of applicable SEC and PCAOB rules and regulations and applicable rules of NASDAQ.

•	Complaints: establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

•	Report of Auditors: at least annually, obtain and review a report by the Auditors describing (1) the Auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues, and (3), in order to assess the Auditor’s independence, all relationships between the Auditors and the Company.

•	Evaluation of Auditors: annually evaluate, taking into account the opinions of management and the Company’s internal auditors, the Auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner of the Auditors. The Committee will present its conclusions with respect to the Auditors to the Board, along with any recommendations regarding lead audit partner or audit firm rotation.

•	Obtain Required Independence Disclosures: receive from the Auditors a formal written disclosure and statement of all relationships between such firm and the Company, as well as any other written independence disclosures required by the PCAOB, and engage in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors.

•	Critical Accounting Policy Report: timely request and receive from the Auditors the report required in connection with the annual audit pursuant to applicable SEC rules concerning (1) all critical accounting policies and practices used, (2) all alternative treatments of financial information within GAAP and practices related to material items that have been discussed with the Company’s management, including (a) ramifications of the use of such alternative disclosures and treatments and (b) the treatment preferred by the Auditors, and (3) other material written communications between the Auditors and management, such as any management letter or schedule of uncorrected misstatements. This report will also include the overall audit strategy, critical accounting estimates, significant unusual transactions, difficult or contentious matters, going concern assessment, material written communications, departures from the standard report and other matters arising from the audit that are significant to the oversight of the Company’s financial reporting process.

•	Review of Financial Statements: meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the Auditors, including a review of the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Recommend Filing of Audited Financial Statements: recommend whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

•	SAS 100 Review: discuss with the Auditors the financial statements and review findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS 100.

•	Earnings Releases and Other Financial Information: discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Risk Assessment and Management: discuss policies with respect to risk assessment and risk management, including those governing the process by which the Company’s chief executive officer and other members of senior management assess and manage the Company’s exposure to risk. The discussions will include the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

•	Periodic Review Sessions: meet separately, periodically, with management, with the internal auditors and with the Auditors.

•	Review of Audit: review with the Auditors any audit problems or difficulties and management’s response. These reviews will include any difficulties the Auditors encountered in the course of their audit work, including any restrictions on the scope of the Auditors’ activities or on access to requested information, and any significant disagreements with management. These reviews will also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

•	Hiring of Employees of Auditors: set clear hiring policies for employees or former employees of the Auditors, taking into account the pressures that may exist for auditors consciously or subconsciously seeking a job with the Company they audit.

•

Internal Audit: (1) approve the appointment, replacement, reassignment or dismissal of the director of internal audit (or the outside firm engaged to perform the internal audit function), who shall report to the Company’s chief financial officer on administrative matters, but shall substantively report directly to the Committee, (2) consider and review, in consultation with the director of internal audit (or the outside firm engaged to perform the internal audit function) and the Auditors, the audit scope and plan of the internal auditors, and (3) consider and review with management and the director of internal audit (or the outside firm engaged to perform the internal audit function) (a) significant findings during the year and management’s responses thereto, (b) any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information, (c) any changes required in the planned scope of their audit plan, and (d) the internal audit budget, staffing and annual performance.

•	Disclosure and Internal Controls: periodically review with management the Company’s disclosure controls and procedures and internal control over financial reporting as defined in applicable SEC rules.

•	Related Party Approvals: review and approve all transactions between the Company and a “related party,” as such term is defined in the rules of the NASDAQ and by the SEC.

•	Board Reports: at each regular meeting of the Board, provide a report regarding the activities of the Committee since the last regular meeting of the Board. In addition, the Committee will review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Auditors or the performance of the internal audit function.

•	Other Functions: perform any other activities consistent with this charter, the rules of the NASDAQ, the Company’s bylaws and applicable laws, rules and regulations.

Meetings

The Committee will meet at least quarterly and as often as necessary to carry out its responsibilities. The Committee may also hold special meetings or act by unanimous written consent (which may be provided in writing or by electronic transmission) as the Committee may decide.

The Committee, as it may determine to be appropriate, may meet in separate executive sessions with the Auditors, other directors, the chief executive officer and other Company employees, agents, attorneys or representatives invited by the Committee.

Procedures

The Committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the Company’s bylaws or the rules of NASDAQ.

The chair or a majority of the Committee members may call meetings of the Committee. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s bylaws applicable to meetings of Board committees will govern meetings of the Committee. The Committee shall keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

Access and Resources

The Committee is at all times authorized to have direct, independent access to the Auditors as well as the Company’s other directors, management and personnel, as well as books, records and facilities to carry out the Committee’s purposes, duties and responsibilities. The Committee is authorized to communicate in confidence with any of these individuals. The Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting, financial, governance, or other professional advisers selected by the Committee, for any matters relating to the purposes of the Committee.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, as well as any non-audit services approved by the Committee, (2) compensation to any advisers employed by the Committee, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Nothing in this charter is intended to preclude or impair the protection provided in Section 141(e) of the General Corporation Law of the State of Delaware for good faith reliance by members of the Committee on reports or other information provided by others.

Annual Review

At least annually, (1) the Committee shall review and assess the adequacy of this charter and recommend any changes to the Board and (2) the Committee shall evaluate its own performance and report the results of this evaluation to the Board.